Exhibit 99.1

                  Geron Corporation Announces Receipt of $12.5
                 Million of Proceeds From Exercise of Warrants

    MENLO PARK, Calif.--(BUSINESS WIRE)--Jan. 12, 2005--Geron Corporation (Nasdaq:GERN) today announced the receipt of gross proceeds of $12.5 million upon the exercise of warrants to purchase approximately 2.0 million shares of common stock. The warrants were issued to institutional investors in connection with the financing announced in November 2004 and had an expiration date of January 11, 2005.

    Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for cancer based on its telomerase technology, and cell-based therapeutics using its human embryonic stem cell technology.


    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765